DOLLAR FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

Dollar Financial Corporation, a Pennsylvania corporation (the "Company"), hereby establishes this Dollar Financial Corporation Deferred Compensation Plan (the "Plan"), effective December 31, 2004, for the purpose of attracting high quality executives and promoting in its key executives increased efficiency and an interest in the successful operation of the Company. The benefits provided under the Plan shall be provided in consideration for services to be performed after the effective date of the Plan, but prior to the executive's retirement.

ARTICLE 1

Definitions

1.1      Account(s) shall mean the Retirement Account, Company Contribution Account and Scheduled Distribution Accounts established for a particular Participant pursuant to Article 3 of the Plan.

1.2      Administrator shall mean the person or persons appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 11 of the Plan.

1.3     Base Salary shall mean the Participant's base annual salary excluding incentive and discretionary bonuses and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.4      Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 10 of the Plan.

1.5     Bonus shall mean amounts paid to the Participant by the Company annually in the form of a discretionary or incentive compensation or any other bonus designated by the Administrator before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.6      Company shall have the meaning given to such term in the introductory paragraph of the Plan.

1.7       Company Contribution shall mean the contributions by the Company to Participant's Company Contribution Account pursuant to Article 2 of the Plan.

1.8       Company Contribution Account shall mean the Account established for Company Contributions pursuant to Article 3 of the Plan.

1.9       Crediting Rate shall mean the notional gains and losses credited on the Participant's Account balance which are based on the Participant's choice among the investment alternatives made available by the Administrator pursuant to Article 3 of the Plan.

Dollar Financial Corporation Deferred Compensation Plan

1.10    Disability shall mean (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees, of the Company. The Administrator may require that the Participant submit to an examination by a competent physician or medical clinic selected by the Administrator on an annual basis to confirm Disability.

1.11    Eligible Executive shall mean an executive of the Company selected by the Administrator to be eligible to participate in the Plan.

1.12	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13	IRC shall mean the Internal Revenue Code of 1986, as amended.

1.14     Financial Hardship shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or the Participant's dependent (as defined in IRC Section 152(a)), loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term "unforeseeable emergency" under IRC Section 409A(a)(2)(v) and applicable Treasury Regulations.

1.15    Participant shall mean an Eligible Executive who has elected to participate and has completed a Participant Election Form pursuant to Article 2 of the Plan.

1.16    Participant Election Form shall mean the written agreement to make a deferral submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

1.17	Plan Year shall mean the calendar year.

1.18     Qualified Plan shall mean an IRC Section 401(k) or other retirement plan qualified under the Internal Revenue Code which is sponsored by the Company in the relevant Plan Year and is designated by the Administrator to be taken into account for purposes of the calculation of Company Contributions made to this Plan.

1.19     Retirement shall mean Termination of Employment on or after the Retirement Eligibility Date.

1.20     Retirement Account shall mean the Account established for amounts payable on or after Termination of Employment pursuant to Article 3 of the Plan.

Dollar Financial Corporation Deferred Compensation Plan

1.21  Retirement Eligibility Date shall mean the date on which the Participant attains age sixty-five (65).

1.22  Scheduled Distribution shall mean the distribution elected by the Participant pursuant to Article 7 of the Plan.

1.23   Scheduled Distribution Account shall mean an Account established for amounts payable in the form of a Scheduled Distribution pursuant to Articles 3 and 7 of the Plan.

1.24  Settlement Date shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence. Unless otherwise specified, the Settlement Date shall be the last day of January of the Plan Year following the year in which the event triggering the payout occurs. In the case of death, the event triggering payout shall be deemed to occur upon the date the Administrator is provided with the documentation reasonably necessary to establish the fact of the Participant's death. Notwithstanding the forgoing or any other provision of the Plan, in the event that the Company becomes a public company and the Participant is a "specified employee" as 'such term is defined under IRC Section 409A, the Settlement Date shall be no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following the Participant's Termination of Employment, or (ii) the Participant's death.

1.25   Statutory Limitations shall mean any statutory or regulatory limitations on salary reduction (other than the applicable dollar limit under IRC Section 402(g)(1)) or matching contributions to the Qualified Plan, or on compensation taken into account in calculating employer or employee contributions to the Qualified Plan. The impact of such limits on the Participant for purposes of this Plan shall be determined by the Administrator based upon reasonable estimates and shall be final and binding as of the date the Company Contribution is credited to the Participant's Account. No subsequent adjustments shall be made to increase Company Contribution under this Plan as a result of any adjustments ultimately required under the Qualified Plan due to actual employee contributions or other factors.

1.26  Termination of Employment shall mean the date of the cessation of the Participant's employment with the Company for any reason whatsoever, whether voluntary or involuntary, including as a result of the Participant's Retirement, Disability or death.

1.27    Treasury Regulations shall mean rules and regulations issued by U.S. Department of Treasury.

1.28    Valuation Date shall mean the date through which earnings are credited and shall be as close to the payout or other event triggering valuation as is administratively feasible but in no event earlier than the last day of the month preceding the month in which the payout or other event triggering valuation occurs.

ARTICLE 2

Participation

2.1       Elective Deferral. Each year a Participant may elect to defer up to fifty percent (50%) of Base Salary and/or one-hundred percent (100%) of Bonus earned by the Participant

Dollar Financial Corporation Deferred Compensation Plan

during the Plan Year. The Participant's election may take the form of (i) a whole percentage or specified dollar amount of Base Salary, or (ii) a whole percentage of Bonus. The Administrator may further limit the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason. Each year a Participant may elect to defer into this Plan any amounts elected by the Participant for deferral under the Qualified Plans which the Administrator determines may not be contributed to the Qualified Plan due to applicable Statutory Limitations.

2.2      Participant Election Form. In' order to make a deferral, an Eligible Executive must submit a Participant Election Form to the Administrator during the enrollment period established by the Administrator prior to the beginning of the calendar year in which services are performed to earn such Base Salary or Bonus. The Administrator may establish a special enrollment period for Eligible Executives hired during a Plan Year to allow deferrals of Base Salary or Bonus earned through services performed during the balance of such Plan Year after such enrollment period. The Participant shall be required to submit a new Participant Election Form on a timely basis in order to change the Participant's deferral election for a subsequent Plan Year. If no Participant Election Form is filed during the prescribed enrollment period, the Participant's election for the prior Plan Year shall continue in force for the next Plan Year.

2.3      Participant Election Irrevocable. The election to defer Base Salary or Bonus for a particular Plan Year shall be irrevocable after the beginning of the Plan Year except in the event of Termination of Employment or as provided in Article 6 in the event of Disability or Article 8 in the case of a Financial Hardship. Notwithstanding the foregoing, the Administrator, in its complete and sole discretion, may allow Participants to revise deferral elections with respect to a Bonus at any time prior to the first day of the sixth (6th) month preceding the end of the performance period over which such Bonus is earned if the Administrator determines that the Bonus meets the definition of a "performance bonus" and such revision is permissible under IRC Section 409A and applicable Treasury Regulations.

2.4       Elections Regarding Form of Payout. At the time that a Participant makes a deferral election with respect to a Plan Year, the Participant shall also designate the time and form in which such deferral shall be distributed (together with any discretionary Company Contributions made for such Plan Year) and all notional earnings thereon. All elections must provide for distribution to be made at a time and in a form that is consistent with the distribution options made available under the Plan and applicable law. An election with respect to, the time and form of benefit distributions may not be changed, except as expressly provided for herein. 'A change election may not accelerate distributions but may delay distributions or change the form of payment only if all of the following requirements are met:

(a) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(b) in the case of payments made on account of Termination of Employment or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that original payment would otherwise have been made, absent the change election; and

Dollar Financial Corporation deferred Compensation Plan

(c) in the case of payments made according to a Scheduled Distribution, the new election is not made less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

Election changes made pursuant to this Section shall be made on written forms provided by the Administrator, and in accordance with rules established by the Administrator and shall comply with all requirement of IRC Section 409A and applicable Treasury Regulations.

2.5      Company Qualified Plan Makeup Contribution. The Company shall make a Company Contribution on behalf of the Participant for each Plan Year in which the Participant makes a deferral under this Plan which shall equal the maximum Company contributions that would have been provided to the Participant under the Qualified Plan had .the Participant's elective deferral been contributed to the Qualified Plan without regard to any Statutory Limitations. The Company Contribution for each Plan Year shall be reduced by the amount of Company Contributions actually credited to the Participant under the Qualified Plan for such Plan Year.

2.6     Discretionary Company Contributions. The Company shall have the discretion to make additional Company Contributions to the Plan on behalf of any Participant. Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution regardless of whether Company Contributions are made on behalf of other Participants.

ARTICLE 3

Accounts

3.1     Participant Accounts. Solely for recordkeeping purposes up to five (5) Accounts shall be maintained for each Participant. One Retirement Account and three (3) Scheduled Distribution Accounts shall be maintained for the Participant and credited with the Participant's deferrals directed by the Participant to each Account at the time such amounts would otherwise have been paid to the Participant. One Company Contribution Account shall be maintained for the Participant and shall be credited with any Company Contributions made on behalf of such Participant at the time specified by the Administrator. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.2 from the date the deferral is credited to the Account through the Valuation Date.

3.2      Vesting of Accounts. All amounts credited to the Participant's Retirement and Scheduled Distribution Accounts shall be fully vested at all times. Amounts credited to the Company Contribution Account pursuant to Section 2.5 intended to makeup for limitations on contributions to the Qualified Plan, including notional earnings thereon, shall vest over the same period that Company contributions to the Qualified Plan vest. Discretionary Company Contributions to the Company Contribution Account made pursuant to Section 2.6, including notional earnings thereon, shall vest at such time and under such terms and conditions as maybe specified by the Administrator at the time such amounts are contributed to the Plan. Notwithstanding the forgoing, in the event of Termination of Employment, as a result of

Dollar Financial Corporation Deferred Compensation Plan

Retirement, Disability or death, the Participant's Company Contribution Account shall be fully vested.

3.3       Crediting Rate. The Crediting Rate on amounts in a Participant's Accounts shall be based on the Participant's choice among the investment alternatives made available from time to time by the Administrator. The Administrator shall establish a procedure by which a Participant may elect to have the Crediting Rate based on one or more investment alternatives and by which the Participant may change investment elections at least quarterly. The Participant's Account balances shall reflect the investments selected by the Participant. If an investment selected by a Participant sustains a loss, the Participant's Account shall be reduced to reflect such loss. The Participant's choice among investments shall be' solely for purposes of calculation of the Crediting Rate. If the Participant fails to elect an investment alternative the Crediting Rate shall be based on the investment alternative selected for this purpose by the Administrator. The Company shall have no obligation to set aside or invest funds as directed by the Participant and, if the Company elects to invest funds as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor. During payout, the Participant's Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administrator for such purpose. Installment payments shall be recalculated annually by dividing the account balance by the number of payments remaining without regard to anticipated earnings or in any other reasonable manner as may be determined from time to time by the Administrator.

3.4       Statement of Accounts. The Administrator shall provide each Participant with statements at least quarterly setting forth the Participant's Account balance as of the end of each year.

ARTICLE 4

Retirement Benefits

4.1       Retirement Benefits. In the event of the Participant's Retirement, the Participant shall be entitled to receive an amount equal to the total balance of the Participant's Retirement Account and Company Contribution Account credited with notional earnings as provided in Article 3 through the Valuation Date. The benefits shall be paid in a single lump sum unless the Participant has made a timely election to have the benefit paid in annual installments over 5, 10, 15 or 20 years. Payments shall begin on the Settlement Date following Retirement.

4.2        Termination Benefit. Upon Termination of Employment other than by reason of Retirement, Disability or death, the Company shall pay to the Participant a termination benefit equal to the vested balance of all of the Participant's Accounts credited with notional earnings as provided in Article 3 through the Valuation Date. The termination benefits shall be paid in a single lump sum unless the Participant has made a timely election to have the benefit paid in annual installments over a period of up to 5 years. The termination benefits shall be paid in a single lump sum on the Settlement Date following Termination of Employment.

4.3        Small Benefit Exception. Notwithstanding the foregoing, in the event the sum of all benefits payable to the Participant is less than or equal to five thousand dollars ($5,000), the

Dollar Financial Corporation Deferred Compensation Plan

Administrator may, in its sole discretion, elect to pay such benefits in a single lump sum payable on the last day of the month in which such benefits first become payable.

ARTICLE 5

Death Benefits

5.1      Survivor Benefit. If the Participant dies prior to complete distribution of all of the Participant's Accounts, the Company shall pay to the Participant's Beneficiary a death benefit equal to the total balance on death of all of the Participant's Accounts credited with notional earnings as provided in Article 3 through the Valuation Date. The death benefit shall be paid in a single lump sum on the Settlement Date following the date the Participant's death is established by reasonable documentation.

ARTICLE 6

Disability

6.1      Disability. In the event of Disability, deferred elections shall cease. In the event of Termination of Employment by reason of Disability, the Participant shall be entitled to receive an amount equal to the total balance on Termination of Employment of all of the Participant's Accounts. The Disability benefits shall commence on the Settlement Date following Termination of Employment by reason of Disability.

ARTICLE 7

Scheduled Distributions

7.1      Election. The Participant may make an election on the Participant Election Form at the time of making a deferral to take a Scheduled Distribution from the Account established by the Participant for such purpose, including any earnings credited thereon. The Participant may elect to receive the Scheduled Distribution in January of any Plan Year on or after the third (3~) Plan Year beginning after the enrollment period in which such Scheduled Distribution is elected and may elect to have the Scheduled Distribution distributed over a period of up to four (4) years. The Participant may elect to make additional deferrals into an existing Scheduled Distribution Account in subsequent Participant Election Forms but may only change a Scheduled Distribution date for an existing Account as provided in Section 2.5 of the Plan. The Participant may establish up to three (3) separate Scheduled Distribution Accounts with different Scheduled Distribution dates but shall not establish a fourth such Account until all of the funds in one of the first Scheduled Distribution Accounts have been paid out.

7.2       Timing of Scheduled Distribution. The Scheduled Distribution shall be paid by the Company to the Participant in the form elected by the Participant beginning no later than the last day of January of the Plan Year elected by the Participant in the Participant Election Form which may be before or after Retirement. In the event of Termination of Employment prior to the Retirement Eligibility Date or by reason of the Disability or death of the Participant, if such Termination of Employment occurs prior to the date elected for the Scheduled Distribution, the Scheduled Distribution shall be paid in a single lump sum on the Settlement Date following Termination of Employment as provided in Articles 4, 5 and 6 of the Plan.

Dollar Financial Corporation Deferred Compensation Plan

ARTICLE 8

Financial Hardship Distribution

8.1       Financial Hardship Distribution. Upon a finding that the Participant has suffered a Financial Hardship, subject to Treasury Regulations promulgated under IRC Section 409A the Administrator may, at the request of the Participant, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to an emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

ARTICLE 9

Amendment and Termination of Plan

9.1       Amendment or Termination of Plan. The Company may, at any time, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant's Account balances. If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the. Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan prior to the termination.

ARTICLE 10

Beneficiaries

10.1     Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant's lifetime on a form prescribed by the Administrator.

10.2     Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary.

10.3     Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or, otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrator shall direct the distribution of such benefits to the Participant's estate.

Dollar Financial Corporation Deferred Compensation Plan

ARTICLE 11

Administration/Claims Procedures

11.1   Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right and full discretion (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all -persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with .the performance of such persons' duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

11.2  Claims Procedure. Any Participant, former Participant or Beneficiary may file; a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The' Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period, If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days too supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.

11.3    Review Procedures. Within sixty (60) days after .the receipt of a .denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant's request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a

Dollar Financial Corporation Deferred Compensation Plan

manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant's right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE 12

Conditions Related to Benefits

12.1     Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

12.2      No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

12.3      Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to so cooperate, the Company' shall have no further obligation to the Participant under the Plan. In the event of the Participant's suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.

12.4      Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required, including, without limitation, by the reduction of other amounts payable to the Participant.

12.5      Assumptions and Methodology. The Administrator shall establish the assumptions and method of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments.

12.6      Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

Dollar Financial Corporation Deferred Compensation Plan

ARTICLE 13

Miscellaneous

13.1    Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

13.2    Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

13.3    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

13.4    Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

13.5    Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

13.6    Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

13.7    Notice. Any notice or filing required or permitted to be given' to the Company. or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

13.8      Inability to Locate Participant or Beneficiary. It is the responsibility of a Participant to apprise the Administrator of any change in address of the Participant or Beneficiary. In the event that the Administrator is unable to locate a Participant or Beneficiary for a period of three (3) years, the Participant's Account shall be forfeited to the Company.

13.9      Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in a distribution, the Participant's Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of a Participant's Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law) to recoup the amount of such overpayment(s).

Dollar Financial Corporation Deferred Compensation Plan

13.10         ERISA Plan. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

13.11         Applicable Law. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by ERISA, such issue or provision shall be governed by the laws of the State of Pennsylvania.

13.12         Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable 'fees and expenses to the. prevailing party in any dispute hereunder and shall award reasonable fees and expenses' in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 7th day of December, 2004.

DOLLAR FINANCIAL CORPORATION

By:/s/ Melissa Soper

Its: Vice President-Human Resources